                                                                      EXHIBIT 2A


The Manufacturers Life Insurance Company of America
200 Bloor Street East
Toronto, Ontario, Canada  M4W 1E5


August 27, 1998


To whom it may concern,

This opinion is written in reference to the flexible premium variable universal life insurance contract (the "Contract") that will be offered and sold by The Manufacturers Life Insurance Company of America (the "Company") with respect to the variable portion of which a Registration Statement on Form S-6 (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the "Act").

As Counsel to the Company, I have examined such records and documents and reviewed such question of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of Michigan and is a validly existing corporation.

2. Separate Account Four of The Manufacturers Life Insurance Company of America (the "Variable Life Account") is a separate account of the Company and is duly created and validly existing pursuant to The Insurance Code of 1956.


3. The portion of the assets to be held in Separate Account Four of the Company tequal to the reserves and other liabilities under the Policy is not chargeable with liabilities arising out of any other business the Company may conduct.


4. The Policy, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-6.

Very truly yours,

/s/ JAMES D. GALLAGHER

James D. Gallagher
Secretary and General Counsel